SEPARATION LETTER

Personal and Confidential

June 26, 2018

Suzanne Zoumaras

Dear Suzanne:

As a participant in the Teradata Executive Severance Plan (“Plan”) and based on your agreed upon last date of employment of July 6, 2018, you will be entitled to the following severance benefits under the Plan, conditioned upon your timely execution and non-revocation of the attached separation agreement and release (“Release”):

•	Salary and target bonus continuation for 12 months, less required withholdings and deductions;

•
A pro-rated annual cash incentive bonus for the year of termination, payable following the determination of the actual Teradata performance for fiscal year 2018 and on the same schedule as these bonuses are paid to other eligible participants, and subject to the terms and conditions of the Company’s Management Incentive Plan and less required withholdings and deductions;

•
The Company will contribute towards your COBRA premiums the portion of the premiums currently paid by the Company for your medical, dental and/or vision benefits for up to twelve (12) months (however, you must apply for COBRA benefits, Teradata cannot do so on your behalf); and

•	Outplacement services as provided in the Plan.

In addition, as agreed between you and Teradata and in connection with the termination of your employment, you shall receive the supplemental severance benefits set out below, also conditioned upon your timely execution and non-revocation of the Release. It shall be explicitly noted that, notwithstanding anything in the Plan to the contrary, the restricted share units and performance-based restricted share units granted to you on November 27, 2017 will be terminated and shall not vest.

•
The base salary continuation set forth in the first bullet above will be paid at the annual rate of $450,000, with the first severance payment to include retroactive pay to effect a salary increase to $450,000 as of March 1, 2018;

•
The target bonus continuation set forth in the first bullet point above, and the pro-rated annual cash incentive bonus set forth in the second bullet point above, will be paid at the target annual incentive rate of 80% of base salary;

•	All of your outstanding stock options will vest as of July 6, 2018, and will be exercisable until the earlier of 59 days after such date or the expiration of the applicable option;

•	All of your outstanding time-based restricted share units (other than the restricted share units granted to you on November 27, 2017) will vest in full (without pro-ration) as of July 6, 2018; and

•
All of your outstanding performance-based restricted share units (other than the performance-based restricted share units granted to you on November 27, 2017) that are earned based on actual Company performance for the entire performance period will vest in full (without pro-ration), effective as of the date that Company performance is certified for the applicable performance period.

You are subject to Section 409A of the Internal Revenue Code regulations as a “specified highly compensated” employee at Teradata, and as a result, in order to avoid negative tax consequences to you, Teradata is required to impose a six-month waiting period on certain payments and benefits provided in connection with the termination of your employment. In particular, in order to comply with Section 409A of the Internal Revenue Code: (i) the first six months of your salary and target bonus continuation payments will be held back without interest, and paid to you in a lump sum on or shortly after the end of the six-month period, which is January 6, 2019, and the remaining salary and target bonus continuation payments will be made in installment payments over the remainder of the 12-month period; (ii) your restricted share units that vest hereunder, other than performance-based awards for ongoing performance periods, will be distributed to your Fidelity account on or shortly after January 6, 2019; and (iii) your performance-based restricted share units that vest hereunder for ongoing performance periods will be distributed to your Fidelity account after the end of the applicable performance period.

Your right to receive any severance benefits under the Plan is subject to all of the terms and conditions of the Plan, and the description of Plan benefits above is a summary and does not modify the terms of the Plan other than as specifically set forth in this letter with respect to the base salary rate, target annual incentive rate, and the vesting treatment of your outstanding equity awards.

Until your termination date, you will be on Flexible Time Off. You will be permitted a day to come into the office and collect your personal belongings, and you should coordinate with Camille Gaylor to schedule the same. To ensure a smooth transition of your responsibilities, you are requested to be available and responsive through August 15, 2018 to occasional and reasonable inquiries from Victor Lund or me on matters related to your employment and job responsibilities. It is anticipated that this will be an occasional email or phone conversation on matters that you may provide insight or information based on your duties while employed by Teradata.

Suzanne, should you have any questions, please don’t hesitate to contact me.

Sincerely,

/s/ Laura Nyquist
Laura Nyquist
General Counsel

Exhibits: Separation and General Release Agreement; Teradata Executive Severance Plan

SEPARATION AND GENERAL RELEASE AGREEMENT

This Confidential Separation and General Release Agreement (hereinafter “Agreement”) is agreed to by and between Suzanne Zoumaras (“Employee") and Teradata Corporation (hereinafter “Teradata” or “Company”).

Employee’s employment with Company will terminate effective July 6, 2018 (“Termination Date”). In exchange for the severance benefits and other good and valuable consideration set forth in this Agreement, and subject to the terms and conditions outlined herein, Company and Employee acknowledge and agree as follows:

1.Separation Benefits. Provided that Employee signs, dates, and returns this Agreement to the Company within twenty-one days, and allows it to become effective, and complies with the terms of this Agreement and Employee’s other continuing obligations to the Company (including, but not limited to, those continuing obligations set forth in Sections 4, 5, and 6 of this Agreement), then the Company agrees to provide Employee with (a) the severance benefits provided under Section 4(b) of the Teradata Executive Severance Plan (the “Plan”), subject to the conditions of the Plan; and (b) the supplemental benefits set forth in the letter dated June 26, 2018 from Laura Nyquist, General Counsel (the “Separation Letter”), a copy of which is attached to and made part of this Agreement (which benefits are referred to collectively as “Separation Benefits”). Employee acknowledges and agrees that these Separation Benefits constitute Employee’s sole severance benefits, and are adequate legal consideration for the promises and representations made by Employee in this Agreement.

2.No Other Compensation or Benefits. Employee acknowledges that, except as expressly provided in this Agreement, Employee will not receive and is not entitled to any additional compensation, salary, bonuses, severance, or benefits after the Termination Date.

3.General Release.

3.1     Employee, individually and on behalf of Employee’s heirs, successors, administrators, and assigns, hereby unconditionally, irrevocably and absolutely releases and discharges the Company, and its parent corporations, direct and indirect subsidiary corporations, division, affiliates, successors, predecessors, partnerships, and assigns, and all of their respective partners, officers, directors, employees, shareholders, agents, and attorneys (collectively referred to as “Released Parties”), from any and all claims, demands, causes of actions, obligations, judgments, rights, fees, damages, debts, losses, obligations, liabilities, and expenses of any kind whatsoever, whether known or unknown, related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law. This release is intended to have the broadest possible application and includes, but is not limited to: (i) all claims arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, or the termination of that employment; (ii) any and all statutory claims, including but not limited to claims under the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (together, the “ADEA”), the California Fair Employment & Housing Act, the California Family Rights Act, the California Fair Pay Act, and the California Equal Pay Act; (iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm; (iv) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, equity, profit sharing, vacation, paid time off, sick pay, and severance pay that may be legally waived and released; and (v) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

In granting the release herein, which includes all claims that Employee does not know or suspect to exist in Employee’s favor, Employee acknowledges that Employee has read, understands and expressly waives Section 1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Employee expressly agrees to waive any rights or benefits conferred by Section 1542 and by any law of any state or territory of the United States or principal of common law pursuant to, or which is similar, comparable or equivalent to, Section 1542.

Without limiting the preceding paragraphs, Employee understands this Agreement specifically releases and waives any claims of age discrimination, known or unknown, that Employee may have against the Released Parties as of the date Employee signs this Agreement, and specifically includes a waiver of rights and claims under the ADEA. Employee understands that this Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Agreement. Employee acknowledges that as of the date she signs this Agreement she may have certain rights or claims under the ADEA and she voluntarily relinquishes such rights or claims by signing this Agreement. Employee is advised to consult with an attorney before executing this Agreement.

3.2     Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.3 Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, fully permitted by law.

3.4     Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

3.5     Notwithstanding the foregoing, the following are not included in the general release: (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement of the Company to which Employee is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement by the Company. Further, this Agreement does not prevent Employee from responding accurately and fully to any question, inquiry or request for information when required by legal process, or disclosing information to regulatory bodies. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). Nothing in this Agreement or any other Company agreement, policy, practice, procedure, directive or instruction prohibits Employee from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Employee does not need prior authorization of any kind to make any such reports or disclosures and she is not required to notify the Company if she makes such reports or disclosures. However, if Employee files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on her behalf, or if any other third party pursues any claim on her behalf, she waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) that arises out of alleged facts or circumstances on or before the effective date of this Agreement. Nothing in this Agreement limits any right she may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

4.Non-Solicitation of Employees.  Employee understands and acknowledges that Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to Company. Employee agrees and covenants not to disrupt or interfere with the business of the

Company by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees of the Company, for one year, to run consecutively, starting on the Termination Date.

5.Non-Disparagement. Employee agrees that Employee will not at any time make, publish, or communicate to any person or entity, or in any public forum, any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Company or any of the Released Parties. The Company agrees that it will not make any written statements that disparage Employee in any official public Company statements, and it will instruct its executive officers not to make any false or defamatory statements concerning Employee. Nothing in the foregoing will preclude either party from providing truthful disclosures as required by law or legal process. The promises and obligations in this Section 5 supersede and replace in full the Non-Disparagement clause in Section 7(d) of the Plan.

6.Other Continuing Obligations. Employee agrees to now and hereafter abide by the restrictive covenants under the Plan applicable to her as a California employee, including those set forth in the following provisions of the Plan: Section 7(a), Confidential and Trade Secret Information; Section 7(e), Return of Property; Section 7(f) Cooperation; and Section 7(g), Remedies, subject to the whistleblower protections set forth in Section 7(h) of the Plan. Employee acknowledges and agrees that full and complete compliance with all the provisions of these covenants, the non-solicitation covenant set forth in Section 4 of this Agreement, and the non-disparagement clause set forth in Section 5 of this Agreement constitute material consideration of this Agreement and breach of any provision of such provisions shall constitute a material breach of this Agreement.

7.No Admissions. By entering into this Agreement, Company and Released Parties make no admission they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding. The Company specifically disclaims and denies any wrongdoing or liability to Employee.

8.Acknowledgements/Time to Consider. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee acknowledges and agrees she (a) has read and understands the terms of this Agreement; (b) has been advised in writing to consult with an attorney before executing this Agreement; (c) has obtained and considered such legal counsel as Employee deems necessary; (d) has been given twenty-one (21) calendar days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21‑day period at Employee’s option); and (e) Employee signs this Agreement freely, knowingly, and voluntarily.

9.Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee's revocation must be in writing and received by Laura Nyquist, General Counsel, at Laura.Nyquist@Teradata.com by 5:00 p.m. Pacific Time on the seventh day following the date of Employee’s signature to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (the “Effective Date”).

10.Representations of Employee. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Teradata or any of the other Released Parties in any court or with any governmental agency. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute, nor allow to be prosecuted on Employee’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Agreement. Employee has not assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, or cause or causes of action disposed of by this Agreement.

11.General Provisions.

11.1    Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee shall not be entitled to assign any of her rights or obligations under this Agreement, which the parties agree are personal to Employee.

11.2    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each other provision of this Agreement.

11.3    Attorneys’ Fees. Each side shall bear its own attorneys’ fees regarding any dispute or claim relating to or arising out of this Agreement unless otherwise required by law.

11.4    Termination of Agreement. Company shall have the right to terminate this Agreement and cease all payments under this Agreement at any time if Employee breaches any of Employee’s obligations under this or any other agreement Employee has with Company (including, but not limited to, Employee’s continuing obligations to Company set forth in Sections 4, 5, and 6 of this Agreement). Company agrees that in the event of a breach of the Agreement, prior to terminating the Agreement, the Company shall provide written notice of said breach to Employee via email to [insert] stating that the Employee has seven (7) calendar days from the date notice is sent to cure the breach. Should Employee fail to timely cure the breach during the cure period, the Company shall have the right to terminate the Agreement and permanently discontinue all remaining payments and benefits under this Agreement and, to the extent any of such payments and benefits already have been made, Employee must return such payments and the value of such benefits to the Company.

11.5    Interpretation Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

11.6    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by certified or registered mail, return receipt requested, upon verification of receipt, or (d) by email, however, receipt by Laura K. Nyquist shall be required to confirm receipt by the Company. Notice to the Company shall be sent to the attention of Laura K. Nyquist at the San Diego offices of the Company, or such other address as either party may specify in writing. Notice to Employee shall be to the address of Employee most recently provided to the Company.

11.7    Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.8    Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
11.9    Entire Agreement; Modification. This Agreement, including the Separation Letter incorporated by reference, is intended to be the entire agreement between the Parties and supersedes and cancels any and all other prior agreements, written or oral, between the Parties regarding this subject matter (except for the terms of the Plan that are incorporated by reference herein, including Employee’s continuing obligations to Company under the Plan, which survive and remain in full force and effect). Only a written instrument executed by all parties hereto may amend this Agreement. Each term of this Agreement is contractual and not merely a recital. Each party to this Agreement has made such investigation of the facts pertaining to this settlement and release, and all the matters pertaining to this Agreement, as she/it deems necessary. To the extent any terms or provisions of the Agreement conflict or are inconsistent with the agreements or provisions incorporated in this Agreement, the Agreement shall control. Employee is aware that she may hereafter discover claims or facts in addition to or different from those Employee now knows or believes to be true with respect to the matters related herein. Nevertheless, it is Employee’s intention to fully, finally, and forever settle and release all such matters, and all claims relative thereto, which do now exist, may exist, or heretofore have existed regarding her employment by Teradata. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

11.10    Counterparts. This Agreement may be executed in any number of counterparts and such counterparts may be obtained by PDF, e-mail, or facsimile transmission, each of which taken together will constitute one and the same instrument.

11.11    Acceptance/Signature. Employee acknowledges and agrees she has read and understands the terms of this Agreement, she has been given twenty-one (21) calendar days to consider the terms of the Agreement and she has signed this Agreement freely, knowingly and voluntarily.

11.12    Independent Legal Counsel. Each party to this Agreement has had the opportunity to seek independent legal advice from her/its attorney(s) with respect to the advisability of executing this Agreement, and with respect to the meaning of California Civil Code sec 1542.

[Signatures on following page]

THE PARTIES HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Teradata Corporation, a Delaware Corporation

Dated: July 17, 2018                         By:  /s/ Laura K. Nyquist
Laura K. Nyquist
General Counsel and Secretary
Accepted and Agreed to:

Dated:     July 15, 2018                         By:  /s/ Suzanne C. Zoumaras

                Suzanne Zoumaras